Exhibit 99.1

For further information, contact John Hayden Vice President (636) 736-7243

FOR IMMEDIATE RELEASE

REINSURANCE GROUP OF AMERICA, INCORPORATED
ELECTS TWO NEW DIRECTORS

ST. LOUIS, October 23, 2003 — Reinsurance Group of America, Incorporated (NYSE: RGA) announced today that its board of directors has elected Lisa M. Weber and Leland C. Launer Jr. as directors. Weber and Launer fill board positions that had been vacant.

Weber is senior executive vice president and chief administrative officer of MetLife, Inc., responsible for enhancing the MetLife brand in the global marketplace and setting the direction for all aspects of MetLife’s worldwide communications programs. She sits on MetLife’s nine-member Executive Group and also oversees the philanthropic activities of the MetLife Foundation. In addition, Weber leads MetLife’s Corporate Ethics & Compliance, Human Resources and Facilities & Services functions.

Launer is executive vice president and chief investment officer of MetLife, Inc., responsible for the company’s $198 billion investment portfolio. During his career at MetLife he has managed several investment units, worked in MetLife’s Individual Business Department, and served as MetLife’s Treasurer. He also is a member of MetLife’s Executive Group and serves on the boards of several MetLife affiliates.

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Reinsurance Group of America, Incorporated, through its subsidiaries, RGA Reinsurance Company and RGA Life Reinsurance Company of Canada, is among the largest providers of life reinsurance in North America. In addition to its North American operations, Reinsurance Group of America, Incorporated has subsidiary companies, branch offices or representative offices in Australia, Barbados, Hong Kong, India, Ireland, Japan, Mexico, South Africa, South Korea, Spain, Taiwan and the United Kingdom. Worldwide, the Company has approximately $893 billion of life reinsurance in force, and assets of $10.5 billion. MetLife, Inc. is the beneficial owner of approximately 59 percent of RGA’s outstanding shares.

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